Exhibit 10.2

CIT Bank 2180 South 1300 East Suite 250 Salt Lake City, Utah 84106	The CIT Group/Business Credit, Inc. CIT Capital Securities LLC 505 Fifth Avenue New York, New York 10017

January 9, 2009
Senior Credit Facility
Commitment Letter
CONFIDENTIAL
Wellman, Inc.
3303 Port & Harbor Drive
Bay St. Louis, MS 39520
Attention: Messrs. Mark Ruday and
 Keith R. Phillips
Ladies and Gentlemen:
Wellman, Inc., debtor and debtor-in-possession in the Chapter 11 Cases referred to below (“Parent”), Solus L.P. (“Solus”) and Blackrock Advisors (“Blackrock”, and together with Solus, individually and collectively, “Sponsor”) have advised The CIT Group/Business Credit, Inc. (“CITBC” or “Agent”), CIT Bank (“CIT Bank”) and CIT Capital Securities LLC (“CITCS” or “Arranger” and, together with CITBC and CIT Bank, the “Commitment Parties”; sometimes referred to herein as “we” or “us”) that Parent intends to consummate the Plan of Reorganization (the “Plan”) confirmed in the pending cases of Parent and its subsidiaries filed under Chapter 11 of the United States Bankruptcy Code (collectively, the “Chapter 11 Cases”) (the “Transaction”). All references to “Parent”, “Borrowers” or “Parent and its subsidiaries” for any period from and after consummation of the Transaction shall mean and refer to each such entity after giving effect to the consummation of the Plan.
1. Commitments.
The Sponsor and Parent have requested that the Commitment Parties commit to provide senior credit facilities in the aggregate amount of up to $35,000,000 (to be comprised of a revolving credit facility in an aggregate principal amount of up to $35,000,000) (the “Senior Credit Facility”). The proceeds of loans
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made under the Senior Credit Facility will be used: (i) to refinance the existing debtor-in-possession financing of the Borrowers (as defined below) in the Chapter 11 Cases, (ii) to fund payments required in order to substantially consummate the Plan, (iii) to pay for fees and expenses associated with the Transaction; and (v) for general corporate purposes.
Based upon and subject to the terms and conditions set forth in this commitment letter (the “Commitment Letter”), the Summary Terms and Conditions attached hereto as Appendix A (the “Term Sheet”) and the fee letter of even date herewith (the “Fee Letter”, and together with the Commitment Letter and the Term Sheet, the “Commitment”), (i) CITBC and CIT Bank are pleased to advise you of their commitment to provide up to $35,000,000 of the Senior Credit Facility, (ii) CITBC is pleased to advise you of its commitment to act as the administrative agent and collateral agent in respect thereof and (iii) CITCS is pleased to advise you of its agreement to act as the arranger and sole bookrunner for the Senior Credit Facility. CITBC will act as the sole administrative agent and sole collateral agent and CITCS will act as the sole lead arranger and sole bookrunner for the Senior Credit Facility. You agree that no other agents or arrangers will be appointed, and no other titles or compensation (other than as set forth in the Fee Letter) will be awarded or paid in connection with the Senior Credit Facility unless approved by the Commitment Parties.
In consideration of the commitments and agreements of the Commitment Parties hereunder, you agree to pay the nonrefundable fees described in the Term Sheet and the Fee Letter.
2. Conditions.
The Commitment does not set forth all of the terms and conditions of the proposed financing; rather, it only summarizes the major points of understanding which will be the basis of the final financing agreements and related documentation (which are collectively referred to herein as the “Loan Documentation”) which will be drafted by, and will be in form and substance satisfactory to, the Commitment Parties, Parent and their respective counsel for senior debt financing transactions of this kind. All terms used in this Commitment Letter and not otherwise defined herein shall have the meanings ascribed to them in the Term Sheet.
The Commitment is issued by the Commitment Parties based upon the financial and other information regarding Holdco (as defined below), Borrowers (as defined in the Term Sheet) and their subsidiaries and the Transaction previously provided to the Commitment Parties. Accordingly, the Commitment and the structure and terms of the Senior Credit Facility set forth in the Term Sheet are subject to the fulfillment to the satisfaction of each of the Commitment Parties of the following conditions (in addition to those set forth in the Term Sheet): (i) there shall not have occurred after November 30, 2008 any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrowers and their subsidiaries, taken as a whole (a “MAE”), provided that, the filing and pendency of the Chapter 11 Cases shall not be deemed to have resulted in such MAE for the purposes hereof; (ii) the Commitment Parties shall not become aware of any information or other matter (including new or updated financial information or projections) concerning the Borrowers and their subsidiaries or the Transaction that differs from, or is inconsistent with, the information previously provided to the Commitment Parties by or on behalf of the Borrowers and their subsidiaries to the extent that such differences and inconsistencies, taken as a whole, would result in a MAE; (iii) the Commitment Parties shall have completed and be satisfied with the results of their legal due diligence investigation of the Borrowers and their subsidiaries, and shall have completed their tax due diligence investigation of the Borrowers and their subsidiaries, as a result of which tax due diligence investigation the Commitment Parties shall be reasonably satisfied as to the Borrowers’ ability to achieve the financial results projected in any Projections provided to the Commitment Parties by or on behalf of the Borrowers; (iv) the Commitment Parties shall have determined that there are no competing issuances of debt, securities or commercial bank facilities of the Parent and its subsidiaries or any affiliate thereof, being offered, placed
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or arranged at any time prior to the consummation of the Senior Credit Facility, except with the prior written consent of the Commitment Parties; and (v) there shall not be any pending or threatened litigation or other proceedings (private or governmental) with respect to any of the transactions contemplated hereby, other than the filing and the pendency of the Chapter 11 Cases.
3. Syndication.
We reserve the right, prior to or after the execution of the Loan Documentation, to syndicate all or a portion of the Senior Credit Facility to a group of financial institutions (together with CIT Bank, the “Lenders”) identified by us in consultation with you. If at any time we choose to commence our syndication efforts, you agree to reasonably assist us in completing a satisfactory syndication.
4. Information.
You hereby represent and covenant that (i) all information, other than Projections, which has been or is hereafter made available to the Commitment Parties by or on behalf of either Sponsor, the Borrowers, Guarantors, or their representatives in connection with the transactions contemplated hereby (“Information”) is or, when furnished, will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (ii) the Projections that have been or will be made available to Commitment Parties have been and will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time made available to the Commitment Parties. You hereby agree to supplement the Information and the Projections from time to time and to promptly advise us of all developments materially affecting Sponsor, Borrowers, Guarantors, any of their respective subsidiaries or affiliates or the transactions contemplated hereby until the closing date of the Senior Credit Facility so that the representation and warranty in the preceding sentence is correct on the closing date of the Senior Credit Facility. In structuring and entering into the Senior Credit Facility, the Commitment Parties will be using and relying on the Information and the Projections without independent verification thereof.
5. Indemnity and Expenses.
Borrowers and their subsidiaries, jointly and severally, agree (a) to indemnify and hold harmless each Commitment Party and the Lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, attorneys, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transaction, the Senior Credit Facility or the syndication thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or of any of its officers, directors, employees, or agents, and (b) to reimburse each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of the Commitment Parties’ due diligence investigation, syndication expenses, travel expenses, appraisal, consulting and auditing fees, and reasonable fees, disbursements and other charges of counsel to the Commitment Parties (any and all of the foregoing being referred to herein collectively as “Expenses”)), in each case incurred in connection with the Senior Credit Facility and the preparation of this Commitment Letter, the Fee Letter, the Loan Documentation and any security arrangements in connection therewith and the
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administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver thereof), whether or not the closing date occurs for the Senior Credit Facility or any Loan Documentation is executed and delivered or any extensions of credit are made under the Senior Credit Facility. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for (A) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or (B) any indirect, special, punitive or consequential damages in connection with its activities related to the Senior Credit Facility, and (ii) prior to the Close Date (as defined below), without the prior consent of Parent, the Commitment Parties shall not at any time incur Expenses that exceed, in the aggregate, the amount of the Good Faith Deposit (as defined in the Fee Letter) then held by the Commitment Parties; provided, that, the foregoing shall in no manner limit or waive Borrowers’ agreements with respect to the Good Faith Deposit which are set forth in the Fee Letter.
6. Other Services.
You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Commitment Parties nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.
You hereby agree that, on or after the closing of the Senior Credit Facility, the Commitment Parties or any of their affiliates may place “tombstone” advertisements (which may include any of Sponsors’ and/or Borrowers’ trade names or corporate logos and a brief description of the Senior Credit Facility and the Transaction) in publications or other media of their choice (including without limitation “e-tombstones” published or otherwise circulated in electronic form and related hyperlinks to the Sponsors’ and/or Borrowers’ corporate website) at such Commitment Party’s own expense. In addition, any Commitment Party may disclose the information about the Senior Credit Facility and the Transaction to market data collectors and similar service providers to the financing community.
7. Confidentiality.
This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to your respective officers, employees, attorneys, accountants, advisors and agents on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process or, in the case of the Commitment Letter and the Term Sheet (but expressly excluding the Fee Letter), as may be necessary or advisable (in the Borrowers’ opinion) to comply with applicable securities law (in which case you agree to inform us promptly thereof), and (c) in a matter involving assertion by any party of a breach of this Commitment Letter, the Term Sheet or the Fee Letter by any other party; provided that, you may disclose this Commitment Letter, the Term Sheet and the contents hereof and thereof (but not the Fee Letter or the contents thereof) to (i) the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases, (ii) the existing lenders to Parent and its subsidiaries in the Chapter 11 Cases (the “DIP Lenders”), and (iii) such Committee’s and such DIP Lenders’ respective attorneys, accountants and advisors on a confidential and need-to-know basis; provided, however, that such disclosure shall be made only on the condition that such matters may not,
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except as required by law, be further disclosed and in no event shall any of such persons or entities be entitled to rely upon this Commitment Letter. None of this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed by the Sponsors, Parent or any of their respective subsidiaries directly or indirectly to any other potential source of financing without the prior written consent of the Commitment Parties. No person, other than the parties hereto, is entitled to rely upon this Commitment Letter or any of its contents or have any beneficial or legal right, remedy, or claim hereunder. No person shall, except as required by law, use the name of, or refer to, any Commitment Party, or any of their affiliates, in any correspondence, discussions, press release, advertisement or disclosure made in connection with the Senior Credit Facility without the prior written consent of such Commitment Party. Notwithstanding the foregoing, the Parent may file this Commitment Letter (including the Term Sheet, but expressly excluding the Fee Letter) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), in which court the Chapter 11 Cases are pending.
8. Survival.
The compensation, reimbursement, expense, indemnification, confidentiality, governing law, forum and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Commitment Parties.
9. Assignments; Amendments; Governing Law, Etc.
The Commitment shall not be assignable by you without the prior written consent of the Commitment Parties. The Commitment is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or to create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and you agree that it does not create a fiduciary relationship among the parties hereto. The Commitment Parties may assign their commitments hereunder to any of their affiliates or any Lender. Any such assignment to an affiliate will not relieve the Commitment Parties from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any assignment to a Lender shall release the Commitment Parties from the portion of their commitments hereunder so assigned. Any and all obligations of, and services to be provided by, the Commitment Parties hereunder (including, without limitation, the Commitment) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their affiliates or branches. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
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This Commitment Letter, together with the Term Sheet and the Fee Letter, embodies the entire understanding among the parties hereto relating to the matters discussed herein and therein and supersedes all prior discussions, negotiations, proposals, agreements and understandings, whether oral or written, relating to the subject matter hereof and thereof. No course of prior conduct or dealings between the parties hereto, no usage of trade, and no parole or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain or modify any term used herein. Any modification or waiver of the Commitment or the terms hereof must be in writing, must be stated to be such and must be signed by an authorized representative of each party hereto.
10. Patriot Act.
Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Sponsor, each Borrower and each Guarantor, which information includes names and addresses and other information that will allow such party to identify each Sponsor, the Borrowers and each Guarantor in accordance with the Patriot Act.
11. Acceptance of Commitment; Termination.
If you wish to accept the Commitment, please return executed counterparts of this Commitment Letter and the Fee Letter to CITBC, together with a wire transfer to CIT’s order in the amount required by the Fee Letter, on or before 5:00 p.m., New York City time, on January 10, 2009; otherwise, the offer set forth herein shall automatically terminate on such date and time and be of no further force or effect. In the event that the initial borrowing in respect of the Senior Credit Facility does not occur on or before March 15, 2009 or the closing of the Transaction without the use of the Senior Credit Facility, then this Commitment Letter and the commitment and undertakings of each Commitment Party hereunder shall automatically terminate (except for such provisions hereof which survive such termination in accordance with the terms hereof), unless the Commitment Parties shall, in their discretion, agree to an extension. Before such date, any Commitment Party may terminate its obligations under this Commitment Letter if any event occurs or information becomes available that, in its judgment, results or is likely to result in the failure to satisfy any condition precedent set forth or referred to herein or in the Term Sheet or the other exhibits hereto.
[SIGNATURE PAGE FOLLOWS]
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This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic transmission shall be effective as a delivery of a manually executed counterpart of this Commitment Letter.

Very truly yours, THE CIT GROUP/BUSINESS CREDIT, INC.
By:
Name:
Title:

CIT BANK
By:
Name:
Title:

CIT CAPITAL SECURITIES LLC
By:
Name:
Title:

The Foregoing Is Hereby Accepted And Agreed To In All Respects By The Undersigned: WELLMAN, INC., debtor and debtor-in-possession, for itself and its subsidiaries
By:
Name:
Title:

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Wellman Commitment Ltr Signature Page

APPENDIX A
SUMMARY TERMS AND CONDITIONS
WELLMAN, INC.
January 9, 2009
$35,000,000 Senior Credit Facility
The Summary Terms and Conditions outlined below is the “Term Sheet” referred to in the Commitment Letter, dated January 9, 2009, from the Commitment Parties to Wellman, Inc., debtor and debtor-in-possession (the “Commitment Letter”). Terms used in this Term Sheet without definition have the meanings assigned to such terms in the Commitment Letter.

Borrowers:	Wellman, Inc., as reorganized pursuant to the Plan (“Reorganized Wellman”), and certain of its domestic subsidiaries designated by CITBC. For purposes of this Term Sheet, Reorganized Wellman and each such domestic subsidiary are hereinafter referred to, individually as the “Borrower” and collectively, jointly and severally, as the “Borrowers”. Reorganized Wellman shall be a wholly-owned subsidiary of Wellman Holdings, Inc. (“Holdco”), a newly formed holding company to be controlled by the Sponsors. Sponsors shall own at least 51% of the capital stock of Holdco as of the Close Date. Holdco has not and will not engage in any business activities and has not had and will not have any assets or other holdings, other than the equity ownership interests of Reorganized Wellman. The ultimate structure, including, without limitation, those persons to be “Borrowers” and “Guarantors” under the Credit Facilities, will be determined upon CIT’s review of the deal structure for the Transaction.

Guarantors:	Holdco and all present and future direct or indirect domestic subsidiaries of Reorganized Wellman or Holdco that are not a Borrower (other than GuardWell Insurance Company). The Senior Credit Facility will be fully and unconditionally guaranteed on a joint and several basis by all Guarantors, subject to exceptions to be agreed to the extent such guarantees would be prohibited by applicable law or would result in materially adverse tax consequences.

Administrative, Collateral Agent:	The CIT Group/Business Credit, Inc. (“CITBC” or “Agent”; each of CITBC and CIT Bank are collectively referred to in this Summary Terms and Conditions as “CIT”).

Lenders:	A syndicate of financial institutions (including CIT Bank) to be arranged by the Arranger.

Sole Arranger, Sole Bookrunner:	CIT Capital Securities LLC (“CITCS” or “Arranger”).
Summary Terms and Conditions
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Sponsor:	Solus, LP and Blackrock Advisors (each, a “Sponsor” and collectively, the “Sponsors”).]

Senior Credit Facility:	Senior secured credit facility (the “Senior Credit Facility”) in an aggregate principal amount not to exceed $35,000,000, consisting of a $35,000,000 three (3)-year revolving credit facility (the “Revolver”), including a sub-limit of $10,000,000 for the issuance of L/C’s (as defined below).

Closing Date:	The date on which the initial funding of the Senior Credit Facility occurs (the “Close Date”).

Interest Rate:	See Schedule A hereto.

Maturity:	The third anniversary of the Close Date (the “Revolver Maturity Date”)

Availability:	Amounts under the Revolver may be borrowed, repaid and reborrowed from the Close Date until five business days before the Revolver Maturity Date. No more than $30,000,000 of advances and L/C’s shall be made and issued under the Revolver on the Close Date. After giving effect to all advances under the Revolver on the Close Date, including issuances of L/C’s, if applicable, the Borrowers’ availability under the Revolver shall not be less than $5,000,000 on the Close Date.

Borrowing Base:	All advances and L/C’s under the Revolver will be subject to a Borrowing Base formula, which will be comprised of corporate, trade accounts receivable and inventory subject to eligibility criteria. Eligibility definitions and criteria will be defined in the Loan Documentation (as defined below under the heading “Loan Documentation”). The Revolver will be available at any time for loans and L/Cs in an aggregate amount not to exceed the lesser of (i) $35,000,000 and (ii) the Borrowing Base. The Borrowing Base will be equal to: (A) 85% of eligible accounts receivable plus (B) the lesser of (1) up to 75% of NOLV (as defined below) of eligible appraised inventory and (2) up to 60% of the cost of eligible inventory minus (C) applicable reserves. CIT shall have the ability to impose additional eligibility criteria with respect to accounts receivable and inventory and/or impose additional reserves against the Borrowing Base in its commercially reasonable discretion. CIT will have its own internal auditor or an independent accounting firm perform field audit(s) of the Borrowers’ books and records, if necessary, and accounts receivable and inventory during the term of the Senior Credit Facility. Such field audits shall be performed on a quarterly basis during the first year of the Senior Credit Facility and thereafter at least annually and more frequently in CIT’s reasonable discretion.

Letter of Credit Issuing Bank:	CIT and/or certain Lenders (each, an “L/C Issuer”) shall either issue letters of credit directly or select another banking or financial institution to issue letters of credit as to which L/C Issuer shall issue letter of credit participation or support agreements (such letters of credit and letter of credit participation or support agreements are referred to herein as “L/Cs”).

To the extent that Borrowers do not reimburse the L/C Issuer for drawings under L/Cs, the Lenders under the Revolver shall be unconditionally obligated to fund participations therein on a ratable basis.
Summary Terms and Conditions
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Revolver Fees:	An unused line fee shall be payable on the average daily unutilized portion of the Revolver for each quarter (or part thereof) after the Close Date (the “Average Unutilized Amount”) at a rate per annum equal to, for any such quarter, (a) 1.00% if the Average Unutilized Amount for such quarter was equal to or greater than $10,000,000, and (b) 0.75% if the Average Unutilized Amount for such quarter was less than $10,000,000 . Such fee will be payable quarterly in arrears on the first day of each quarter and on the date of termination of the Revolver commitment. The undrawn amount of outstanding L/Cs shall count as utilization of the Revolver for purposes of calculating this fee.

An L/C fee shall be payable to CIT on behalf of each Revolver Lender with respect to such Revolver Lender’s participation in the L/Cs at the applicable margin per annum used for determining interest payable in respect of LIBOR loans made under the Revolver on the average daily undrawn amount of L/Cs, payable monthly in arrears. The Borrowers shall also be responsible for paying any fees, costs or expenses (including fronting fees) due to any banking or financial institution (other than CIT) for any L/Cs issued by such other banking or financial institution in reliance on credit support furnished by CIT.

The other fees are set forth in the Fee Letter.

Use of Proceeds:	The Revolver will be used (subject to the terms and conditions of the Loan Documentation): (i) to fund all payments required for the substantial consummation of the Plan, (ii) to refinance existing debtor-in-possession financing of the Borrowers in the Chapter 11 Cases, (iii) to fund the Borrowers’ ongoing working capital requirements, (iv) to pay for fees and expenses associated with the Senior Credit Facility and other bankruptcy related claims and expenses, and (v) for general corporate purposes s.

CERTAIN PAYMENT TERMS

Optional Prepayment:	The Borrowers may prepay principal amounts outstanding under the Revolver from time to time without premium or penalty, except that LIBOR-based loans may only be prepaid at the end of the applicable interest period, unless the Borrowers pay all breakage costs associated with such prepayment.

Mandatory Prepayment:	Borrowers will be required to make mandatory prepayments in respect of the Revolver in an amount equal to (in each case, subject to such exceptions to be mutually agreed upon):

•	100% of the net cash proceeds (to be defined) from any sale or other disposition of assets of the Borrowers or their subsidiaries (subject to certain exceptions to be determined) other than net cash proceeds of sales or other dispositions of inventory, and other assets in the ordinary course of business
Summary Terms and Conditions
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and net cash proceeds up to an amount to be determined that are reinvested in other assets useful in the business of the Borrowers and their subsidiaries within 180 days of their receipt upon terms and conditions to be mutually agreed upon;

•	100% of the net cash proceeds from the issuance of any equity securities by Holdco, the Borrowers or any subsidiaries of the Borrowers or Holdco;

•	100% of the net cash proceeds from the incurrence of indebtedness by Holdco, the Borrowers or any of their subsidiaries (if and to the extent such indebtedness is consented to by Lenders in accordance with the Loan Documentation); and

•	100% of the net cash proceeds from insurance paid on account of any loss of any property or assets of the Borrowers or their subsidiaries in excess of an amount to be agreed (other than net cash proceeds that are reinvested, or that the Borrowers have entered into a binding contract to reinvest, in the business of the Borrowers and their subsidiaries (or used to replace damaged or destroyed assets) within 180 days) of receipt thereof.

•	100% of Extraordinary Receipts (to be defined).

COLLATERAL

The Senior Credit Facility (including any obligations under hedging arrangements provided by the Lenders) will be secured by a perfected first priority security interest in and lien or mortgage upon all assets (real, mixed and personal property), in each case, whether now owned or hereafter acquired, including, without limitation, all receivables, accounts, inventory, general intangibles (including payment intangibles), property, plant and equipment, fee owned and leased real property (including a leasehold mortgage covering certain land leased by Borrowers pursuant to a 99-year ground lease and all building and other improvements thereon owned by Borrowers, located in Hancock, Mississippi (the “Headquarters Property”)) and patents and other intellectual properties of Borrowers and Guarantors and their present and future domestic subsidiaries, in each case, whether now owned or hereafter acquired, and all proceeds and products of any of the foregoing (including insurance proceeds). The Senior Credit Facility will also be collateralized by a perfected first priority pledge of (i) 100% of the issued and outstanding capital stock or other equity interests of the Borrowers and Guarantors (excluding the equity interests of Holdco) and the Borrowers’ and Guarantors’ direct or indirect domestic subsidiaries and (ii) 66 2/3% of the issued and outstanding capital stock or other equity interests of the Borrowers’ and Guarantors’ direct and indirect first-tier foreign subsidiaries, in each case, whether now owned or hereafter acquired, and a pledge of all intercompany indebtedness and, in all cases, all proceeds and products thereof. Without limiting the foregoing, Borrowers shall use its commercially reasonable efforts to deliver landlord consents and waivers customary in a senior financing wherein the landlord waives any security interest in the collateral, grants CIT and its assignees reasonable access to the leased premises, and consents to the future change of control of the tenant, in the event CIT forecloses on the equity pledge, to the extent such consent is required pursuant to the terms of the lease.
Summary Terms and Conditions
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The foregoing security shall ratably secure the Senior Credit Facility and any permitted interest rate swap or similar hedging arrangements between the Borrowers or Guarantors and a Lender or its affiliates under the Senior Credit Facility.

Capitalization:	The initial capitalization of Holdco and the Borrowers must be satisfactory to CIT Bank and Agent, and Sponsors and other investors acceptable to CIT Bank and Agent shall have contributed at least $35,000,000 in new cash equity to Holdco. Sponsors shall collectively own at least 51% of the capital stock of Holdco as of the Close Date.

CERTAIN CONDITIONS

Conditions Precedent:	Closing and the initial funding under the Senior Credit Facility will be subject to the satisfaction of all conditions precedent customarily required by CIT Bank and Agent in similar financings and any additional conditions precedent deemed necessary or appropriate by CIT Bank and Agent in good faith in the context of this transaction, including but not limited to:

1.	(a) CIT Bank’s and Agent’s review of and reasonable satisfaction in all respects with the final Plan and (b) the order of the Bankruptcy Court confirming the Plan (the “Confirmation Order”), in form and substance reasonably satisfactory to CIT Bank and Agent, shall have been entered, following due notice to all creditors and other parties-in-interest, confirming the Plan, (c) (i) the effective date of the Plan (the “Effective Date”) shall have occurred, (ii) the Confirmation Order shall be a valid, subsisting and continuing final order, and (iii) the satisfaction (or valid waiver) of all conditions precedent to the consummation of the Plan (other than any condition relating to the funding under the Senior Credit Facility), and all agreements and undertakings of the parties under the Plan to be performed by the Effective Date shall have been satisfied and performed; (c) the Agent’s confirmation that any retention of jurisdiction by the Bankruptcy Court shall not govern the enforcement of the Senior Credit Facility or any rights and remedies related thereto, (d) no motion, action or proceeding shall be pending or filed by any party-in-interest to Borrowers’ Chapter 11 Cases which could adversely affect the Plan, the consummation of the Plan, the business or operations of the Borrowers and Guarantors, or the Senior Credit Facility, and (e) the Confirmation Order shall not have been reversed, vacated, amended, supplemented, modified or appealed and shall not be subject to any pending motion for reconsideration or any motion for review.

No motion, action or proceeding shall be pending or, to the knowledge of the Borrowers or CIT Bank or Agent, threatened against the Borrowers or Guarantors by any creditor or other party-in-interest in the Bankruptcy Court or any other court of competent jurisdiction which may adversely affect the Plan, the Borrowers’ post-consummation business or the proposed Senior Credit Facility.
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The definitive Loan Documentation shall provide that, after the Close Date, Borrowers and Guarantors shall be in compliance with all terms and conditions of the Plan that are applicable to Borrowers and Guarantors subsequent to the Effective Date.

2.	Execution and delivery of satisfactory Loan Documentation;

3.	CIT and Agent shall have received all financial and other due diligence information and items required by CIT and Agent, the results of which shall be satisfactory to CIT and Agent and their counsel, including but not limited to the following: (a) field examination of the books, records, assets, liabilities, cash management system, and operations of the Borrowers; (b) an appraisal of Borrowers’ inventory, in form, scope and methodology acceptable to CIT in good faith, prepared by an appraiser acceptable to CIT and upon which CIT and Lenders are expressly permitted to rely, setting forth the net orderly liquidation value (“NOLV”) of such inventory; and (c) legal diligence, including, without limitation, review of material contracts. The findings related to these due diligence items could change the terms and conditions of this Term Sheet.

4.	Sponsors and other investors acceptable to CIT Bank and Agent shall have made a minimum cash equity contribution of $35,000,000 in Holdco (which amount shall have been contributed to the Borrowers for purposes of consummating the Transaction) and the capitalization, structure and equity ownership of Holdco and the Borrowers after consummation of the Transaction, including, but not limited to, the constituent documents of Holdco, Borrowers and the other Guarantors and related investment agreements, shall be satisfactory to CIT Bank and Agent;

5.	The Borrowers, Guarantors and their subsidiaries shall have no third party debt that will survive the closing of the Senior Credit Facility other than (a) the Senior Credit Facility; (b) subordinated debt consisting of subordinated second lien convertible notes issued by Borrowers on the Close Date in an aggregate amount not to exceed $40,000,000 on terms and conditions satisfactory to CIT (the “2nd Lien Subordinated Notes”); (c) subordinated debt consisting of conversion of pre-petition first and second lien term loan debt of Borrowers, pursuant to the Plan, into subordinated third lien convertible notes issued by Borrowers on the Close Date in an aggregate amount not to exceed $60,000,000 on terms and conditions satisfactory to CIT (the “3rd Lien Subordinated Notes”); and (d) indebtedness owing by Borrowers pursuant to the settlement contract to be entered into with BP pursuant to the Plan and other debt scheduled in the Loan Documentation, which may include certain capital leases and other customary obligations, in each case existing on the Close Date and reasonably approved by CIT.
The Loan Documentation shall provide that Borrowers shall have the right to incur additional secured subordinated indebtedness (“4th Lien
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Debt”), in a maximum aggregate amount to be agreed upon in the Loan Documentation, provided that (a) the terms and conditions of such indebtedness shall be reasonably satisfactory to Agent and Lenders, and (b) such indebtedness shall be subject to an intercreditor and subordination agreement containing substantially the same terms and conditions as the Intercreditor Agreements (as defined below) governing the Subordinated Notes (as defined below);

6.	The terms and conditions of the 2nd Lien Subordinated Notes and the 3rd Lien Subordinated Notes (collectively, the “Subordinated Notes”) shall be satisfactory to CIT Bank and the Agent, and the Agent, on behalf of the Lenders, shall have entered into a separate intercreditor and subordination agreement with the holders of the 2nd Lien Subordinated Notes (the “2nd Lien Intercreditor”) and the holders of the 3rd Lien Subordinated Notes (the “3rd Lien Intercreditor”; and together with the 2nd Lien Intercreditor, collectively, the “Intercreditor Agreements”), respectively, containing terms and conditions satisfactory in all respects to CIT Bank and the Agent.

The Intercreditor Agreements shall provide that the Subordinated Notes are fully subordinated to the Senior Credit Facility and the security interests and liens respectively securing same shall be “silent”, fully subordinated to the first priority security interests and liens securing the Senior Credit Facility. Without limiting the generality of the foregoing, the Intercreditor Agreements shall provide that (a) no payments whatsoever shall be permitted with respect to any Subordinated Notes, other than (i) regularly scheduled cash interest payments due under the 2nd Lien Subordinated Notes, on a non-accelerated basis, at a rate not to exceed 10% per annum, provided that, on the date of any such interest payment and after giving effect thereto, (A) no default or event of default shall have occurred and be continuing under the Loan Documentation, and (B) Borrowers shall have excess availability under the Revolver (as determined under the Loan Documentation) of not less than $5,000,000, and (ii) regularly scheduled cash and/or non-cash “PIK” interest payments due under the 3rd Lien Subordinated Notes, on a non-accelerated basis, at a rate not to exceed 5% per annum, provided that, on the date of any such cash interest payment and after giving effect thereto, (A) no default or event of default shall have occurred and be continuing under the Loan Documentation, and (B) Borrowers shall have excess availability under the Revolver (as determined under the Loan Documentation) of not less than $5,000,000; and (b) the holders of Subordinated Notes shall have no rights to commence any action to collect or otherwise enforce such Notes and shall be prohibited from taking any action with respect to any collateral securing same until the Senior Credit Facility has been terminated and all obligations and indebtedness outstanding thereunder have been indefeasibly paid in full to Agent and Lenders;

7.	The closing of the Subordinated Notes and the funding of the 2nd Lien Subordinated Notes shall have occurred on the Close Date on terms and conditions reasonably satisfactory to CIT Bank and the Agent;
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8.	CIT shall have received and be satisfied with Borrowers’ internally prepared monthly financial statements for December, 2008;

9.	CIT shall be satisfied that there has been no event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Holdco, the Borrowers and/or their subsidiaries, taken as a whole, since the financial statements submitted to CIT for the month ended November 30, 2008 (provided that the filing and pendency of the Chapter 11 Cases shall not be deemed to have resulted in such material adverse effect for the purposes hereof);

10.	CIT and Lenders shall have received and be satisfied with the Borrowers’ insurance policies, including endorsements in favor of CIT with respect thereto;

11.	CIT’s receipt and satisfaction with the results of background checks on the Borrowers’ key management;

12.	All governmental and third party approvals necessary in connection with the Transaction shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any authority that would restrain or otherwise impose adverse conditions on the Transaction;

13.	CIT shall have received such legal opinions, officer solvency certificates and other documents and instruments as are customary for transactions of this type or as it may reasonably request.

14.	Evidence of a valid and perfected first priority security interest, liens and mortgages in and upon the Collateral in favor of Agent and Lenders, including UCC and other applicable lien search reports and lien release documents, in form and substance satisfactory to Agent with respect to all security interests and liens currently filed against Parent and its subsidiaries, except for security interests and liens permitted herein and other permitted encumbrances customary for in similar financings which shall be identified in the Loan Documentation;

15.	Receipt by CIT of all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and OFAC.

16.	CIT and Lenders shall have received all fees, costs and expenses payable on or prior to the Close Date;

17.	CIT and Lenders shall have received and approved a breakdown of all uses of proceeds, including fees and expenses; and
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18.	CIT’s receipt of, and satisfaction with, in the case of the leasehold mortgage to be granted to Agent and Lenders covering the Headquarters Property, (a) title insurance issued by a title insurance company reasonably satisfactory to CIT, (b) a survey prepared by independent licensed land surveyor reasonably satisfactory to CIT, and (c) flood searches, and if applicable, flood insurance; and the costs of all of the foregoing shall be paid by the Borrowers.

Conditions to Extensions of Credit:	The making of each extension of credit (including amendments, extensions and increases of L/Cs) shall be conditioned upon (i) the accuracy in all material respects of all representations and warranties contained in the Loan Documentation (including, without limitations, the material adverse change and litigation representations) (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (iii) availability under the Borrowing Base.

CERTAIN DOCUMENTATION MATTERS

Loan Documentation:	The Senior Credit Facility will be subject to the terms and conditions set forth in a definitive credit agreement, related security agreement(s), guarantees, pledge agreements, mortgages, assignment agreements and other instruments and documents, all of which will be acceptable to CIT, the Lenders and their legal counsel (collectively, the “Loan Documentation”).

Representations and Warranties:	The Senior Credit Facility will contain such representations and warranties by the Borrowers as are usual and customary for financings of this kind, including, without limitation, corporate power and authority, due organization and authorization, execution, delivery and enforceability of the Loan Documentation, no default, financial condition and solvency, no material adverse change, title to properties, sufficiency of assets and rights, liens, litigation, payment of taxes, insurance, subsidiaries, business locations, labor matters, material contracts, investment company regulations, brokers’ fees, compliance with laws, environmental and ERISA matters, consents and approvals, compliance with anti-terrorism laws, creation and perfection of security interests, and full disclosure (subject to qualifications to be agreed). The Loan Documentation shall contain reasonable exceptions with respect to representations and warranties regarding payment of property taxes on certain non-operating assets.
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Reporting:	The Borrowers will provide CIT and Lenders with periodic financial reporting, including: audited annual financial statements; management discussion and analysis; unaudited quarterly and monthly financial statements; annual financial projections; compliance certificates; notice of material events; collateral reporting; periodic borrowing base certificates; receivables and payables against aging reports and inventory reports and such other information reasonably requested by CIT or any Lender.

Covenants:	The Senior Credit Facility will contain such affirmative covenants as are usual and customary for financings of this kind (subject to customary qualifications), and will likely include, but not be limited to: receipt of timely and accurate financial information; notification of litigation, investigations, environmental and ERISA matters and other material adverse changes; payment and performance of obligations (including, without limitation, under the Plan); maintenance of existence; maintenance of property and insurance (including hazard and business interruption coverage); maintenance of accurate records and accounts; visits and inspection of property and books and records; compliance with laws (including, without limitation, environmental laws); compliance with material contractual obligations; maintenance of licenses, permits and franchises issued or granted by any governmental authority; use of proceeds (including anti-hoarding); payment of taxes; ERISA; maintenance of security interests and further assurances (including with respect to security interests in future subsidiaries and after-acquired property); annual lenders meetings; additional grantors and guarantors; separateness of loan parties; post-closing syndication assistance (if applicable); and interest rate protection requirements.

The Senior Credit Facility will contain such negative covenants as are usual and customary for financings of this kind (subject to customary qualifications), and will likely include, but not be limited to: restrictions and limitations against incurring additional indebtedness (except for 4th Lien Debt described above) and guarantee obligations; encumbrances, liens (other than liens securing 4th Lien Debt) and other obligations; restrictive payments (including, but not limited to, distributions and dividends, and management, acquisition, arrangement and other similar fees); loans and investments; mergers, consolidations and acquisitions; sale and leaseback transactions; asset transfers and dispositions; changes in business; hedging arrangements; transactions with affiliates; prepayments of and amendments to indebtedness (including, without limitation, prepayment of, and amendments to, any subordinated debt); restrictive agreements; ownership of subsidiaries; passive activities of Holdco; bank accounts; amendments to organizational documents; changes in fiscal year or accounting method; negative pledge clauses and clauses restricting subsidiary distributions and changes in the Plan and Confirmation Order post-closing that would adversely impact the Lenders.

Financial Covenants:	Financial covenants will likely include: minimum fixed charge coverage ratio; maximum leverage ratio; and maximum capital expenditures.

Events of Default:	Events of defaults will include those which are customarily found in financing transactions of the type contemplated hereby, including, but not limited to:
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nonpayment of principal or reimbursement obligations when due; nonpayment of interest, fees or other amounts; inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document, an Intercreditor Agreement or other subordination provisions; change of control (which shall be defined to include, without limitation, the Sponsors’ collective ownership of less than 51% of the outstanding capital stock of Holdco or Holdco’s ownership of less than 100% of the outstanding capital stock of Parent); changes in instructions regarding pledged bank accounts; and changes in the passive holding company status of Holdco.

Cash Management:	Within ninety (90) days following the Close Date, Borrowers shall implement cash management procedures (“Post-confirmation Cash Management”) in replacement of the cash management procedures which exist in the Chapter 11 Cases (“Existing Cash Management”), reasonably satisfactory to CIT and Arranger, including lock box procedures and blocked account agreements that will provide for full cash dominion and automatic daily sweeps into a collection account controlled by CIT. As of the Close Date, Borrowers shall arrange for the Existing Cash Management to be utilized in connection with the Senior Credit Facility until implementation of Post-confirmation Cash Management, provided, that, if Borrowers propose establishing Post-confirmation Cash Management at a bank other than the bank which currently provides Existing Cash Management, then such replacement bank shall be satisfactory to CIT.

Costs and Expenses:	The Borrowers shall be responsible for the payment (whether or not the transaction contemplated hereby closes or is consummated) of all of CIT’s and the Arranger’s reasonable costs, fees and expenses of underwriting, documenting and closing the transaction contemplated hereby (including, without limitation, reasonable costs, fees and expenses of outside legal counsel, travel, lodging and similar expenses) or otherwise paid or incurred by CIT or the Arranger in connection with the Loan Documentation or the transaction contemplated hereby, including, but not limited to, those paid or incurred by CIT or the Arranger in connection with the preparation, negotiation, execution and closing of the Loan Documentation and the transaction contemplated hereby, the arrangement, syndication and administration of the Senior Credit Facility, the creation or perfection of liens and security interests in connection therewith, and any amendment, modification or waiver in respect of the Loan Documentation. The Borrowers shall also be responsible for all fees and expenses of CIT and Lenders incurred or in connection with enforcing rights, remedies and actions taken under the Senior Credit Facility.

Indemnification:	The Borrowers shall indemnify and hold harmless CIT, the Arranger and the Lenders, and their respective affiliates and, in each case, such parties’ respective directors, officers, employees, agents, representatives and controlling persons (each being an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including without limitation, fees and expenses of counsel) that may be incurred by or asserted against such Indemnified Party in connection with the investigation of, preparation for, or
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defense of any pending or threatened claim or any action or proceeding (whether or not such Indemnified Party is a party thereto) or otherwise arising out of or relating to any of the transactions contemplated hereby, any commitment or similar letter issued in connection therewith, any of the Loan Documentation, any of the transactions contemplated thereby, or any action or omission of any Indemnified Party or other matter or thing under or in connection with any of the foregoing, except for (with respect to any Indemnified Party) any such claims, damages, liabilities or expenses resulting from such Indemnified Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable order or judgment.

Participation and Assignment:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Parent, unless (x) the assignee is a Lender, an affiliate of a Lender or an approved fund, or (y) an event of default has occurred and is continuing, (b) the Agent, and (c) the Issuing Bank. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000 (unless otherwise agreed by the Borrowers and CIT). The Agent shall receive a processing fee of $3,500 in connection with all assignments. The Lenders shall also be permitted to sell participations in their loans.

Required Lenders:	Lenders holding at least 51% of the loan exposure under the Revolving Facility in the aggregate (the “Required Lenders”) (subject to certain customary matters requiring unanimous Lender consent).

Amendments and Waivers:	Subject to approval of Required Lenders party to the relevant Loan Documentation, except that all affected Lenders must consent to increases in commitment amounts, reductions in principal, interest and fees, extensions of maturities and release of substantially all of the guarantors and collateral.

Yield Protection:	The Loan Documentation shall contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding and other taxes and (ii) indemnifying Lenders for “breakage costs” incurred in connection with, among other things, any prepayment or conversion of LIBOR loans on a day other than the last day of the interest period applicable thereto.

Governing Law and Jurisdiction:	State of New York.

Waiver of Jury Trial:	Such waivers as are customary for financing transactions of the type contemplated hereby.

Administrative Agent’s Counsel:	Otterbourg, Steindler, Houston & Rosen, P.C.
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Borrowers’ and Guarantors’ Counsel:	Kirkland & Ellis.
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Schedule A
INTEREST RATES

Revolver:	Borrowers will be required to pay interest on advances outstanding under the Revolver at either: (i) the Prime Rate plus 7% per annum or (ii) LIBOR Rate plus 8% per annum.

Prime Rate:	The “Prime Rate” will mean, for any day, the greatest of: (i) the rate of interest per annum quoted by JPMorgan Chase Bank as its “prime rate” in effect from time to time (or if such rate is at any time not available, the prime rate so quoted by any banking institution selected by CIT), which rate is not intended to be the lowest rate charged by any such banking institution to its borrowers, (ii) the Federal Funds Effective Rate per annum plus 0.50% and (iii) the 1-Month LIBO Rate on such day plus 1%. Interest on Prime Rate loans will be computed and payable monthly in arrears on the basis of a 365 day year and based on the actual number of days elapsed.

“1-Month LIBO Rate” will mean, for any day, the greater of (i) the rate per annum equal to the rate determined by CIT to be the offered rate that appears on the Bloomberg BBAM Screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on such day) with a term equivalent to three months, determined as of approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day) , and (ii) the LIBOR Floor. In the event that such rate is not available at such time for any reason, then the “1-Month LIBO Rate” for such day shall be determined by CIT by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by CIT and, in the absence of availability, such other method as may be selected by CIT in its sole discretion.

LIBOR Rate:	“LIBOR” will mean, for any interest period with respect to any LIBOR loan, the rate per annum equal to the rate determined by CIT to be the offered rate that appears on the Bloomberg BBAM Screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) two (2) business days prior to the first day of such interest period. Interest periods shall not exceed one (1) month. The Borrowers may elect to use LIBOR provided (i) the Borrowers give CIT at least three business days prior notice of such election and (ii) no default is then outstanding under the Loan Documentation. Interest on LIBOR-based loans will be computed and payable at the end of the applicable LIBOR interest period in arrears on the basis of a 360 day year and based on the actual number
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of days elapsed.

LIBOR Floor:	LIBOR shall be subject to a floor equal to two percent (2%) per annum.

Default Interest:	Upon the occurrence and during the continuance of an Event of Default (upon written notice, except in the case of any bankruptcy, insolvency, reorganization, liquidation or other similar proceeding), amounts outstanding under the Senior Credit Facility shall bear interest at 2.00% per annum above the rate otherwise applicable thereto and LIBOR-based loans and conversions to LIBOR-based loans shall no longer be available. Overdue interest, fees and other amounts shall accrue interest at 2.00% above the rate applicable to Prime Rate loans.
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